UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009

DPAC Technologies Corp.
 (Exact name of registrant as specified in its charter)

California	0-14843	33-0033759
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5675 Hudson Industrial Parkway, Hudson, Ohio	44236
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 553-1170

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 18, 2009, Mr. Creighton K. Early resigned from the Board of Directors of the registrant and Mr. Donald L. Murfin was appointed to its Board of Directors in the position vacated by Mr. Early.

Mr. Murfin is the Executive Vice President of the general partner of Development Capital Ventures, LP (“DCV”), the majority shareholder of the registrant. Mr. Murfin has not been appointed to serve on any of the committees of the Board of Directors and it has not been determined at this time whether Mr. Murfin will be appointed to any committee of the board in the future.

As previously reported on the registrant’s current report on Form 8-K (filed October 6, 2009) and quarterly report on Form 10-Q (file November 16, 2009), DCV, an affiliate of Mr. Murfin, agreed to serve as an intermediary for the registrant’s wholly owned subsidiary Quatech, Inc. (“Quatech”) in the asset purchase transaction described in such reports, and to fund the purchase of and take initial ownership of the assets described therein, and, upon completion of such transaction, to immediately transfer such assets to QuaTech in consideration for the issuance of 8,750 shares of the registrant’s Series A Convertible Preferred Stock.

As a director, Mr. Murfin will be eligible to participate in compensation and reimbursement arrangements applicable generally to all directors of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DPAC TECHNOLOGIES CORP.
(Registrant)

Dated: November 23, 2009

By: /s/ Stephen J. Vukadinovich
Stephen J. Vukadinovich
Chief Financial Officer